                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549



SCHEDULE 13G.  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)



                              SCHEDULE 13G



                Under the Securities Exchange Act of 1934

                           (Amendment No. 13)*





                     Old Republic International Corp

--------------------------------------------------------------------------------

                            (Name of Issuer)





                              Common Stock

--------------------------------------------------------------------------------

                     (Title of Class of Securities)





                                680223104

--------------------------------------------------------------------------------

                             (CUSIP Number)







         Check the following box if a fee is being paid with this statement.  (A fee is not required only if the filing person:  (1) has a previous  statement on file  reporting  beneficial  ownership of more than five percent of the class of securities  described  in Item 1;  and (2) has  filed  no  amendment  subsequent thereto reporting beneficial ownership of five percent or less of such class.)

(See Rule 13d-7.)          /  /



         *The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.



         The information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange

Act of 1934 ("Act") or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see

Notes).

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  AMVESCAP PLC

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  AVZ, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

                                    .

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  A I M Management Group Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  AMVESCAP Group Services, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO North American Holdings, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO Capital Management, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO Funds Group, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO Management & Research, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO Realty Advisers, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

CUSIP No. 680223104

                                   13G



(1)      Names of Reporting Persons.

         S.S. or I.R.S. Identification Nos. of Above Persons



                  INVESCO (NY) Asset Management, Inc.

                  No. S.S. or I.R.S. Identification Number



(2)      Check the Appropriate Box if a Member of a Group (See Instructions)

                                           (a)       / /

                                           (b)       /X/



(3)      SEC Use Only



(4)      Citizenship or Place of Organization



         England



         Number of Shares           (5)     Sole Voting Power

         Beneficially                                None

         Owned by                   (6)     Shared Voting Power

         Each Reporting                         9,476,622

         Person With                        (7)      Sole Dispositive Power

                                                     None

                                            (8)      Shared Dispositive Power

                                                         9,476,622



(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

             9,476,622



(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         (See Instructions)                 / /



(11)     Percent of Class Represented by Amount in Row (9)     10.3%



(12)     Type of Reporting Person (See Instructions)



         H.C.

ITEM 1 (a)  NAME OF ISSUER:

                 Old Republic International Corp



ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  307 N. Michigan Ave.

                  Chicago, IL 60601



ITEM 2 (a)  NAME OF PERSON(S) FILING:



                  AMVESCAP PLC



ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:



                  11 Devonshire Square               1315 Peachtree Street, N.W.

                  London EC2M 4YR           Atlanta, Georgia  30309

                  England



ITEM 2 (c)  CITIZENSHIP:



                  Organized under the laws of England



ITEM 2 (d)  TITLE OF CLASS OF SECURITIES



                  Common Stock



ITEM 2 (e)  CUSIP NUMBER:   680223104



Item    3 IF THIS  STATEMENT  IS FILED  PURSUANT TO RULES  13D-1(B) OR 13D-2(B),

        CHECK WHETHER THE PERSON FILING IS A:



(a) / / Broker or Dealer registered under Section 15 of the Act. (b) / / Bank as defined in Section  3(a)(6) of the Act. (c) / / Insurance  Company as defined in

Section 3(a)(19) of the Act. (d) / / Investment Company registered under Section

8 of the Investment

         Company Act.

(e)      / / Investment  Adviser  registered under Section 203 of the Investment

         Advisers Act of 1940.

(f)      / / Employee Benefit Plan,  Pension Fund which is subject to provisions of Employee  Retirement  Income Security Act of 1974 or Endowment Fund;

         see Rule 13d-1(b)(1)(ii)(F).

(g) /X/ Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).  (h) / /

Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4 (a) - (c) OWNERSHIP: Page 14 of 24 The information in items 1 and 5-11 on the  cover  pages  (pp  2-6)  of  this  statement  on  Schedule  13G  is  hereby incorporated by reference.



The reporting  persons  expressly  declare that the filing of this  statement on

Schedule  13G shall not be  construed  as an  admission  that they are,  for the purposes of Section 13(d) or 13(g) of the  Securities  and Exchange Act of 1934,

the  beneficial  owners of any  securities  covered  by this  statement.  ITEM 5

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS / / Not Applicable ITEM 6 OWNERSHIP

OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON The reporting persons hold the  securities  covered by this report on behalf of other  persons who have the right to receive or the power to direct the receipt of  dividends  from,  or the proceeds from the sale of such securities. The interest of any such persons does

not  exceed  5%  of  the  class  of  securities.   ITEM  7  IDENTIFICATION   AND

CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON

BY THE PARENT HOLDING COMPANY:

 X     AVZ, Inc. - holding company in accordance with

 ----  Rule 13d-1(b)(ii)(G)

X      AIM Management Group Inc. - holding company in accordance with Rule

----   13d-1(b)(ii)(G)

 X     AMVESCAP Group Services, Inc. - holding company in accordance with Rule

----   13d 1(b)(ii)(G)

 X     INVESCO, Inc. - holding company in accordance with Rule

----   13d-1(b)(ii)(G)

 X     INVESCO North American Holdings, Inc. - holding company also

----   in accordance with Rule 13d-1(b)(ii)(G)

  X INVESCO Capital Management,  Inc. - investment adviser registered under ----

Section 203 of the Investment Advisers Act of 1940.

        INVESCO Funds Group, Inc. - investment adviser registered under

----   Section 203 of the Investment Advisers Act of 1940.

       INVESCO Management & Research, Inc. - investment adviser

----   registered under Section 203 of the Investment Advisers Act of 1940.

       INVESCO Realty Advisors, Inc. - investment adviser

----   registered under Section 203 of the Investment Advisers Act of 1940

   INVESCO (NY) Asset Management, Inc. - holding company in accordance

----   with Rule 13d-1(b)(ii)(G)

       INVESCO MIM  Management  Limited - investment  adviser  organized ---- in

England.

       INVESCO Asset Management Limited - investment adviser  organized in

----   England.

Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

Not applicable.

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Michael Perman

---------------------------------------------------------

Michael Perman,

as Company Secretary for

AMVESCAP PLC

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ David A. Hartley

---------------------------------------------------------

David A. Hartley, as Company Secretary for each

AVZ, Inc. and

AMVESCAP Group Services, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Carol F. Relihan

---------------------------------------------------------

Carol F. Relihan

Vice President, Secretary and General Counsel A I M Management Group Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Deborah A. Lamb

---------------------------------------------------------

Deborah A. Lamb, Director of Compliance

INVESCO, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Frank J. Keeler

---------------------------------------------------------

Frank J. Keeler, Secretary

INVESCO North American Holdings, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Deborah A. Lamb

---------------------------------------------------------

Deborah A. Lamb, Director of Compliance

INVESCO Capital Management, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Glen Payne

---------------------------------------------------------

Glen Payne, Sr. Vice President and General Counsel

INVESCO Funds Group, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Deborah A. Lamb

---------------------------------------------------------

Deborah A. Lamb, Assistant Secretary

INVESCO Management & Research, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







---------------------------------------------------------

(Date)



/s/ Deborah A. Lamb

---------------------------------------------------------

Deborah A. Lamb, Assistant Secretary

INVESCO Realty Advisers, Inc.

ITEM 10  CERTIFICATION:



By signing  below,  I certify that, to the best of my knowledge and belief,  the securities  referred to above were  acquired in the ordinary  course of business and were not  acquired for the purpose of and do not have the effect of changing or  influencing  the  control  of the  issuer  of such  securities  and were not acquired in connection with or as a participant in any  transaction  having such purposes or effect.



SIGNATURE





After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







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(Date)



/s/ Roberta Moore

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Roberta Moore

INVESCO (NY) Asset Management, Inc.